Exhibit 10.3

Amended and Restated

Registered Director’s Agreement

between

Rayovac Europe GmbH,

Innovapark A 4, AM Limespark 2, Sulzbach, Germany

represented by its shareholder(s), ROV Holding, Inc.

- hereinafter referred to as the “Company” -

and

Mr. Remy Burel,

Wiesbadener Str. 82, Koenigstein im Taunus, Germany 61462

- hereinafter referred to as the “Registered Director” –

§ 1	Appointment and Power of Representation

1.1	The Registered Director was appointed registered director of the Company by resolution of the shareholder(s) meeting on 06 November 2002. Continuous service with the Company is recognised as of 21 May 1990. This Agreement contains the conditions of the employment relationship.

1.2	The Registered Director shall represent the Company in court and out of court jointly with another registered director or a Prokurist of the Company. He shall be freed from the restrictions under Section 181 German Civil Code (BGB).

1.3	The Company reserves the right to appoint other registered directors and establish different rules of representation at any time.

§ 2	Duties and Responsibilities

2.1	The Registered Director shall be responsible for the entire scope of business of the Company. He shall, in addition, take the position as President, Europe & Rest of World of Rayovac Corporation (“Rayovac”), a Wisconsin corporation and a company of which the Company is an indirect wholly-owned subsidiary, and be responsible for those functions and duties assigned to him from time to time by the shareholder(s) of the Company and the Chairman and Chief Executive Officer of Rayovac. The shareholder(s) may decide on a different allocation of functions and duties at any time; provided, however, that the Registered Director is given at least three (3) months prior written notice thereof, to the extent practicable. The place of performance is currently Sulzbach, Germany. In addition, upon the Company’s request the Registered Director shall relocate to any other office in Germany upon no less than three (3) months prior written notice; provided, however, that the Company has determined in good faith that such relocation is reasonably necessary for the Registered Director to adequately perform his duties hereunder. The Registered Director is obligated to secure a residence near the place of performance.

The Registered Director shall conduct the business of the Company with the due care and diligence of a prudent businessman and in accordance with the provisions of all applicable laws and regulations, in particular the Law on Limited Liability Companies (GmbH-Gesetz), the Articles of Association of the Company (Satzung) and the internal rules of the board of directors (Geschäftsordnung), if any, as amended from time to time, as well as the directions given by the shareholder(s). The Registered Director shall at all times comply with the instructions of the shareholder(s).

2.2	The Registered Director shall assume the rights and obligations the Company has as employer with respect to labour and social security law.

2.3	Within 3 months following the end of each business year, the Registered Director shall draw up the balance sheet and the profit and loss statement for the completed business year and shall provide these to each shareholder(s) together with a business report to be prepared by him.

§ 3	Transactions Requiring Prior Consent of Shareholder(s)

3.1	The Registered Director is entitled to carry out all measures falling within the normal scope of business of the Company.

3.2	The prior consent of the shareholder(s) shall be obtained before any legal transactions are engaged which go beyond the normal scope of business of the Company. To the extent that the consent of the shareholder(s) is required under this Agreement, but not required under applicable law, the shareholder(s) appoint the President and Chief Operating Officer of Rayovac (or any other officer of Rayovac as determined by the shareholder(s) from time to time) as their duly authorized representative (the “Representative”), who shall be authorized and directed to act on their behalf in such instances.

This shall apply in particular to the acts and transactions as listed in the articles of association as applicable respectively amended by the shareholder(s) from time to time.

§ 4	Working Hours

4.1	The Registered Director shall place his entire working capacity as well as all his knowledge and abilities at the disposal of the Company.

4.2	At the request of the shareholder(s), the Registered Director will accept other mandates where it serves the interests of the Company. Upon the termination of this Agreement or his removal as a registered director, he will resign from or terminate all such offices undertaken and assumed at the request or in the interest of the Company. The Registered Director hereby grants power of attorney to the shareholder(s) of the Company to give notice of termination on his behalf if he does not comply with the aforementioned obligation to resign or terminate, this power of attorney not terminating by virtue of any termination of this Agreement only.

§ 5	Remuneration

5.1	For his services, the Registered Director shall receive a fixed annual gross salary of 375,000.00 EUR (in words: Three Hundred Seventy-Five Thousand Euro) (“Fixed Salary”) effective 1 April 2005, which shall be paid in twelve equal monthly instalments at the end of each month in arrears to a bank account indicated to the Company by the Registered Director. The shareholder(s) of the Company will review from time to time the Fixed Salary payable to the Registered Director hereunder and may, in their discretion, increase the Registered Director’s Fixed Salary.

5.2	The Registered Director shall receive a bonus for each fiscal year, payable annually in arrears, which shall be of up to sixty percent (60%) of the Fixed Salary, provided Rayovac achieves certain annual performance goals or any other goals established by the Board of Directors (the “Board”) of Rayovac in its discretion from time to time (the “Bonus”). The Bonus shall be paid (if payable) on or before December 31 of each year. The annual performance goals approved by the Board shall be set forth in writing and a copy shall be delivered to the Registered Director promptly after approval thereof by the Board. Such annual performance goals shall be subject to modification from time to time as approved by the Board.

5.3	Rayovac shall grant the Registered Director restricted shares of Rayovac’s common stock as follows. On April 1, 2005, Registered Director shall be awarded 25,000 (Twenty-Five Thousand) shares of Rayovac’s common stock, shares that will include restrictions prohibiting the sale, transfer, pledge, assignment or other encumbrance of such stock (“Restricted Shares”), provided, however, that all such restrictions shall lapse on October 1, 2008. Notwithstanding anything else set forth above, (i) restrictions on Restricted Shares shall also lapse on a change in control of the Company (as defined in the company’s stock plan governing such award) (“Change in Control”) and (ii) any unlapsed shares of Restricted Stock shall be forfeited to the Company in the event the Executive’s employment with the Company terminates for any reason prior to a Change in Control. Additional terms and conditions of such restricted stock award shall be set forth in an agreement with such terms and conditions being substantially similar (other than as set forth above) to the terms and conditions of previous restricted stock award grants to similarly situated Company executives.

5.4

Subject to approval by the Compensation Committee of the Board and the Board, on each October 1 during the term of this Agreement commencing October 1, 2005, the Registered Director shall be awarded that number of shares (rounded up to the nearest whole share) of

Rayovac’s common stock with a Fair Market Value equal to One Hundred Percent (100%) of the Fixed Salary then in effect. Each such award will provide for vesting in three (3) equal tranches on each December 1st thereafter, beginning the year following the grant date, with (except as otherwise provided herein or in the applicable plan document) the vesting of Fifty Percent (50%) of each such vesting tranche to be subject to the Executive’s continued employment with the Company as of each applicable December 1st and the remaining Fifty Percent (50%) of each such vesting tranche to be subject to the achievement of performance goals to be established by the Board from time to time (“Performance-Based Restricted Stock”), provided that One Hundred Percent (100%) of each outstanding vesting tranche shall vest upon a Change in Control. If the required performance goals are not met in any fiscal year, so that the restrictions on Performance-Based Restricted Stock scheduled to lapse for such year do not so lapse, the restrictions on such Performance-Based Restricted Stock will lapse the December 1 first following the originally scheduled lapse date. Notwithstanding anything else set forth above, (i) restrictions on such shares shall also lapse on a Change in Control and (ii) any unlapsed shares of restricted stock shall be forfeited to the Company in the event the Executive’s employment with the Company terminates for any reason prior to a Change in Control. Additional terms and conditions of such restricted stock award shall be set forth in an agreement with such terms and conditions being substantially similar (other than as set forth above) to the terms and conditions of previous restricted stock award grants to similarly situated Company executives.

5.5	The Company will pay to the Registered Director the employer’s social security contributions as required under applicable laws, in particular the contributions to the pension insurance, the unemployment insurance, the health insurance and the nursing care insurance. If the Registered Director is insured in a private health insurance, the Company will, upon submission of adequate proof, pay 50 % of the contributions to such health insurance but not more than the amount which would have to be paid if the Registered Director was covered by the AOK statutory health insurance.

5.6	With the above remuneration, any and all services of the Registered Director for the Company or on behalf of the Company or any affiliated company are compensated. There shall be no additional pay for overtime and extra work.

5.7	All work results produced or achieved by the Registered Director belong, and where applicable, all rights therein are transferred, to the Company, without the Registered Director being entitled to any additional remuneration therefore.

5.8	The assignment and pledging of claims for remuneration is subject to the prior approval of the shareholder(s) of the Company.

§ 6	Other Benefits

6.1	During the term of this Agreement, the Company shall provide the Registered Director with a company car in the “A” leasing group or car category for business and private use.

Terms and conditions are subject to the Company’s car rules as amended from time to time.

The Registered Director herewith explicitly waives all claims and holds the Company harmless from any claims, to which he, his family or third parties could be entitled to in connection with the private use of the car insofar as these are not covered by the Company’s insurance coverage.

6.2	The Pension Agreement concluded between VARTA Gerätebatterie GmbH, and as assigned to the Company, and the Registered Director dated 22 May 1991 including the supplement of 1 July 1999 remains in force.

6.3	The accident insurance coverage will be upheld. In the event a new group accident insurance policy is entered into by the Company, the Registered Director will be entitled to participate under the then applicable new conditions; provided, however, that such conditions shall be reasonably equivalent to or more favorable than the previous conditions.

Any income taxes accruing on this benefit are to be borne by the Registered Director.

6.4	The Registered Director shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Registered Director, unless authorized or ratified by the shareholder(s) and the Board. Such indemnification shall be covered by the terms of the Company’s or Rayovac’s policy of insurance for directors and officers in effect form time to time (the “D&O Insurance”). Copies of the D&O Insurance policy will be made available to the Registered Director upon request.

6.5	The Company shall pay the Registered Director’s actual and reasonable legal fees incurred in connection with the preparation of this Agreement.

6.6	All expense reimbursements and perquisites of the Registered Director are reviewable periodically by the shareholder(s) and the Board or a committee thereof.

§ 7	Charges and Expenditures

Travel costs and other appropriate expenditures, provided these are incurred in the interest of the Company, will be pursuant to the general provisions of the Company and the guidelines for management members of the Company, if any and as amended from time to time. The Registered Director accounts for his expenditures according to Group V (Vertrauensspesen).

§ 8	Inability to Work

8.1	In the case of an inability to work, the Registered Director will immediately inform the Company about this impairment and the expected duration thereof as well as the reasons for such impairment. At the request of the Company he shall provide a medical certificate.

8.2	Upon the Registered Director’s inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six (6) consecutive months (for purposes hereof, “Disability” has the same meaning as in the Company’s or Rayovac’s disability policy, if applicable) (a “Disability”), all benefits paid to the Registered Director by a statutory or private health insurance as compensation for the loss of salary shall be deducted from any amounts paid to the Registered Director under clause 14.7 hereof. Where the Registered Director is not entitled to such benefits because he did not take out the appropriate private health insurance, the equivalent of the sick pay payable under statutory health insurance will be taken into account.

§ 9	Holiday Entitlement

9.1	The Registered Director shall be entitled to 30 working days holiday per year, it being understood that, for the sole purpose of holidays, the working week will be deemed to run from Monday to Friday. The timing of any holiday must be agreed to by the Representative and shall take into account the business interests of the Company.

9.2	The holiday leave has to be granted and taken during the running calendar year. If the Registered Director is not able to take his holiday due to business needs he can transfer his remaining holiday to the following calendar year. In case of such transfer the Registered Director is required to take the holiday within the first six (6) months of the following calendar year, otherwise the holiday claim expires.

§ 10	Duty of Confidentiality

10.1	The Registered Director shall maintain strict confidentiality vis-à-vis third parties as well as unauthorized staff members of the Company with respect to all confidential or business matters concerning the Company or any affiliated company and coming to his attention within the scope of his activities for the Company, irrespective of how he obtained such knowledge, except for such disclosures which follow from his duties as a registered director of the Company and are essential for the due performance of his functions. This obligation shall continue to apply following termination of this Agreement.

The term “confidential or business matters of the Company” includes all business, operational, organizational and technical knowledge and information (e.g., existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices) which shall not become known to the public in accordance with the wishes or the best interest of the Company or any affiliated company (including Rayovac) or in consideration of the nature of the information.

10.2	Business records of any kind, including private notes concerning the Company’s or any affiliated company’s affairs and activities, may be used for business purposes only. Business and operating records of any kind or in any form which are in the possession of the Registered Director as well as any copies thereof shall be carefully kept.

§ 11	Non-Compete-Obligation

11.1	The Registered Director undertakes for the duration of the Agreement and for a period of 1 year after its termination (the “Non-Compete Period”) not to become active for any domestic or foreign enterprise and/or person operating in the field of the design, manufacturing, marketing or sale of products or services similar to those products and services designed, manufactured, marketed or sold by the Company or its affiliates (including Rayovac) in the above named business.

11.2

The Registered Director in particular undertakes for the duration of the Non-Compete Period not to become active as an employee, self-employed person or consultant and not to hold any interest or acquire any participation in a company which is directly or indirectly a competitor of the Company or its affiliates (including Rayovac) and also not to conduct businesses on his own or anyone else’s behalf in such fields or finance or acquire any such company except if such participation concerns shares or securities quoted on or dealt in on any recognized stock exchange, held or purchased for capital investment purposes only, provided that such an investment shall not exceed 5 % of the equity share capital of the relevant company and that the Registered Director has not concluded any agreement granting him any additional rights or he is otherwise enabled to substantially influence matters of such company, whether directly or indirectly.

Competition for the purposes hereof is determined by the business of the Company or any affiliated company (including Rayovac) at any time in the case of a termination of the employment relationship by the business at the time of the termination and in the two years prior to it, in so far as the Registered Director had access to or was responsible for the interests of the Company in such business.

11.3	As compensation for the restrictions imposed by the post-contractual non-compete-obligation, the Company will pay to the Registered Director compensation in the amount of 50 % of the remuneration as last received by him for the duration of the post-contractual non-compete-obligation, payable in monthly instalments in arrears; provided, however, that if the Registered Director’s employment by the Company is terminated by the Company without Cause or by reason of Disability, the resulting payments by the Company to the Registered Director required under clause 14.7 shall be in lieu of any payment obligations on the part of the Company under this clause 11.3. Section 74 c of the German Commercial Code (Handelsgesetzbuch, HGB) applies.

During the restriction period, the Registered Director is obliged to submit to the Company at the end of each calendar quarter a statement and proof regarding the amount of his income (after deduction of deductible expenses) as a self-employed person or of his income as an employee. As long as the Registered Director does not fulfil this obligation, the claim for compensation does not accrue.

11.4	The Company may at any time waive its rights under clause 11.1 observing a three (3) months’ notice period. In such case, the Company is freed from its obligation to pay compensation pursuant to clause 11.2 with the end of the notice period after the waiver.

11.5	Unless otherwise provided herein, for the duration of the Non-Compete Period Section 61 of the German Commercial Code shall be mutually applicable.

§ 12	Non-Solicitation Covenant

12.1	The Registered Director shall after the end of the Agreement be forbidden to entice away the customers of the Company or any of its affiliates (including Rayovac). Customers of the Company or any of its affiliates (including Rayovac) are persons or entities the Company or any of its affiliates (including Rayovac) has dealt with or serviced or attempted to conclude business with within the past two (2) years preceding the termination of the Registered Director’s employment hereunder. The pool of prohibited customers is limited to those with whom the Registered Director dealt personally.

12.2	The Registered Director also undertakes for the duration of the Non-Compete Period not to employ any employees of the Company or any of its affiliates (including Rayovac) and not to entice away any employees, either for himself or for third parties, and not to take part in any attempts of third parties to entice them away.

§ 13	Contractual Penalty

The Registered Director acknowledges that the Company or any of its affiliates (including Rayovac) may suffer irreparable loss or damage as a result of any breach of the obligations under this Agreement, in particular, § 10, § 11 and § 12. In the case of any breach, the Registered Director shall pay a contractual penalty (Vertragsstrafe) of one (1) month of gross Fixed Salary monthly payments (on demand and without any court order) in respect of each breach of this obligation. The plea for continuation of offence (Fortsetzungszusammenhang) shall be excluded. In the case of a continuing breach which is not remedied, there shall be deemed to be a separate breach each calendar month in respect of which a separate penalty shall be payable. The contractual penalty does not prejudice the Company’s right to claim any further damages in respect of losses suffered or to exercise any other right or remedy available to it. If a court determines that any of the restrictions contained in clauses 10, 11 or 12 are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise such restrictions to include the maximum restrictions allowed under applicable law.

§ 14	Duration and Termination of the Agreement

14.1	This Agreement shall enter into effect on April 1, 2005 and shall continue until notice of termination thereof is delivered in accordance with this article 14 (the “Term”).

14.2	During the Term either party may terminate the employment relationship by giving six (6) months notice to the end of a month.

14.3	The Company shall have the right at any time to terminate the Registered Director’s employment hereunder upon three (3) months prior written notice to the end of a month upon the Registered Director’s inability to perform his duties hereunder by reason of any Disability. The Registered Director’s employment will be deemed automatically terminated upon his death.

14.4	Notice of termination shall be given in writing. If this Agreement is terminated by the Registered Director, notice thereof shall be given to any other registered director or, in the event that no other registered director has been appointed, to the shareholder(s) with the largest holding in the Company.

14.5	The right to terminate this Agreement for Cause shall remain unaffected. The Company shall have the right at any time to terminate the Registered Director’s employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for “Cause”):

(i)	the commission by the Registered Director of any deliberate and premeditated act taken by the Registered Director in bad faith against the interests of the Company or any of its affiliates;

(ii)	the Registered Director has been convicted of, or pleads nolo contendere with respect to, any crime (felony or less) the circumstances of which substantially relate to the circumstances, duties or responsibilities of Registered Director’s position;

(iii)	the current use of illegal drugs, misuse of legal drugs, or intoxication of the Registered Director in the workplace or while performing his duties or responsibilities associated with his position, the Registered Director’s failure of a Company-required drug test, or the violation of any Company drug policy;

(iv)	the wilful failure or refusal of the Registered Director to perform his duties as set forth herein or the wilful failure or refusal to follow the direction of the shareholder(s) of the Company or the Chairman and Chief Executive Officer of Rayovac, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from shareholder(s) of the Company of such failure or refusal, which notice indicates the Company’s intention to terminate the Registered Director’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)	the Registered Director breaches any of the material terms of this Agreement or any other agreement between the Registered Director and the Company which breach is not cured within thirty (30) days subsequent to notice from the Company to the Registered Director of such breach, which notice indicates the Company’s intention to terminate the Registered Director’s employment hereunder if such breach is not cured within such thirty (30) day period.

14.6	If either party gives notice to terminate this Agreement, the Company shall be entitled to release the Registered Director from his duties during the period of notice, whereby any leave to which the Registered Director may be entitled shall be deemed included in the period during which he is released of such duties. During the period of release the Company will continue to pay the Registered Director the Fixed Salary and the social security contributions according to clause 5.5. In addition, the Registered Director shall be entitled to use the Company car for private purposes during such period of release. If the Registered Director returns the Company car prior to the end of such period, then he is entitled to claim financial compensation for the loss of the cash benefit of the private use of the Company car until the end of such period.

14.7	If the Registered Director’s employment is terminated by the Company without Cause or by reason of death or Disability (but not upon termination by the Company with Cause as permitted under clause 14.5 or termination by the Registered Director for any reason), and the Registered Director executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Registered Director is physically and mentally capable to execute such an agreement), then the Company shall pay the Registered Director the amounts and provide the Registered Director, or his heirs, beneficiaries or personal representatives, as applicable, the benefits as follows:

(i)	The Company shall pay to the Registered Director as severance, a gross amount in cash equal to triple the sum of (i) the Registered Director’s Fixed Salary, and (ii) the annual Bonus (if any) earned by the Registered Director pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs, such cash amount to be paid to the Registered Director in equal monthly instalments over the 36-month period immediately following such termination.

(ii)

For the 24-month period immediately following such termination, the Company shall arrange to provide the Registered Director and his dependents the additional benefits contained in clause 5.5 substantially similar to those provided to the Registered Director and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Registered Director or the Company than the cost to the Registered Director and the Company immediately prior to such date. Benefits otherwise receivable by the Registered Director pursuant to this clause 14.7(ii) shall cease immediately upon the discovery by the Company of the Registered Director’s breach of any of the covenants contained in clauses 10 or 11. In addition, benefits otherwise receivable by the Executive pursuant to this Section 14.7(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Registered Director during the 24-month period following the Registered Director’s termination of employment (and any such benefits received by or made available to the Registered Director shall be reported to the Company by the Registered Director); provided, however, that the Company shall reimburse the Registered Director for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

(iii)	The Registered Director’s accrued vacation at the time of termination shall be paid as soon as reasonably practicable.

(iv)	The provisions contained in this clause 14.7 shall be in lieu or any payment obligation accruing to the Company under clause 11 hereof, it being understood that the severance payments contained in this clause 14.7 are also as compensation for the restrictions imposed by the post-contractual non-competition obligation.

§ 15	Return of Company Property

Business and operating records of any kind or in any form which are in the possession of the Registered Director as well as any copies thereof shall be returned to the Company at any time upon request of the Company or the shareholder(s), at the latest upon termination of employment or in the event of release from his duties at the date of such release. This obligation to return Company property extends to any other item in the direct or indirect possession of the Registered Director, including the company car with all accessories, subject to the provisions set forth in clause 14.6.

The assertion of any counter rights or a right of retention by the Registered Director is excluded. At the request of the Company, the Registered Director shall declare in a written statement that all such items have been returned to the Company.

§ 16	Final Provisions

16.1	This Agreement contains the complete agreement of the parties on all terms and conditions of the employment relationship. It replaces all previous agreements or contractual entitlements, in particular the service agreement with the Registered Director and the Company’s predecessor, ROV German Holding GmbH, dated 1 October 2002. No collateral agreements exist.

16.2	In order to be legally valid, any amendments or additions to this Agreement, inclusive of this provision, must be made in writing and require approval of the shareholder(s).

16.3	All notices and other communication given under this Agreement must be in writing. This written form is also observed by the sending of a telegram, telex or telecopy if the author of the document is indicated.

16.4	Should any provision of this Agreement be or become legally invalid, this shall not affect the validity of the remaining provisions. In such an event, the parties shall be obliged to replace the invalid provision with a legally permissible provision which is compatible with the other provisions hereof and which comes as close as possible to the economic intentions of the parties.

16.5	The parties confirm herewith having received a complete copy of this Agreement including enclosures.

16.6	This Agreement and all legal disputes arising hereunder or in connection therewith are subject to the laws of the Federal Republic of Germany.

16.7	In the event that any action is brought to enforce any of the provisions of this Agreement or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.

Dated: April 1, 2005	Dated: April 1, 2005

/s/ David A. Jones	/s/ Remy Burel
Company	Mr. Remy Burel